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                                                                    EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Fundtech Ltd. on Form S-1 of our report dated May 29, 1998 relating to the combined balance sheets of the Cash Management and Wire Transfer Divisions (the "Divisions") of CheckFree Holdings Corporation ("CheckFree") as of June 30, 1996 and 1997 and the related combined statements of operations and divisions' equity and of cash flows for the eight months ended February 29, 1996 (Predecessor), the four months ended June 30, 1996, and the year ended June 30, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the inclusion in the financial statements of the Divisions of allocations of certain accounts and balances of CheckFree which are common to the other divisions of CheckFree, and an explanatory paragraph relating to the sale of certain assets and liabilities of the Divisions to Fundtech Ltd. on April 20, 1998), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 29, 1999